Exhibit 99.1
NEWS RELEASE for August 1, 2007 at 4:15 pm EDT

CLARIENT GENERATES 62% REVENUE INCREASE IN SECOND QUARTER 2007

Gross Profit Increases 65%; Operating Loss Decreases 27%

Aliso Viejo, CA, August 1, 2007 – Clarient, Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today announced financial results for the second quarter ended June 30, 2007. Revenue from continuing operations was $10.3 million for the second quarter of 2007, an increase of 62 percent as compared to $6.4 million in the comparable period in 2006.  Revenue from continuing operations consists of revenue only from Clarient’s core diagnostic services business following the March 2007 divestiture of the Company’s Instrument Systems business.

Commenting on the Company’s results, Clarient’s President and CEO Ron Andrews said, “Our focus on diagnostic services in the second quarter was rewarded as business and financial metrics improved in virtually all areas. These results are indicative of the continued momentum of our business model. We have now posted 12 consecutive quarters of sequential growth, and our 27 percent reduction in operating loss clearly shows that we were able to absorb the increased volume without significant expansion in our current infrastructure. This type of trajectory is critical for us to achieve our objective of reaching break-even in cash flow from operations by year end.”

The Company’s service mix distribution and greater overall volume resulted in a 17 percent sequential revenue growth over the first quarter of 2007.  Compared to the first quarter of 2007, testing volumes increased as follows:  breast prognostics/solid tumor testing volumes at 11 percent, leukemia/lymphoma volumes at 10 percent, and PCR/molecular testing at 8 percent.

Gross profit in the second quarter 2007 was $4.8 million, an increase of 65 percent as compared to $2.9 million in the comparable 2006 quarter. Gross margin in the second quarter 2007 was 47 percent, as compared to 46 percent in the 2006 second quarter. Gross margins are improving as a result of better use of the Company’s capacity, process efficiencies and improved pricing with vendors as volume grows.

Selling, general and administrative expenses were $7.1 million in the second quarter 2007, an increase of 17 percent as compared to $6.1 million in the second quarter 2006. This increase was principally due to increased selling, billing and collection costs as sales increased, and higher information technology expenses as the Company completes certain infrastructure improvements.  Despite these increases, operating expenses as a percentage of revenue continued to decline in the quarter and were 26 percent lower than the same period last year.

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Operating loss for the second quarter was $2.3 million, representing a 27 percent decrease as compared to a loss of $3.1 million for the same period in 2006 and a 29 percent decrease compared to a loss of $3.2 million for the first quarter of 2007.

Net loss from continuing operations in the second quarter 2007 was $0.04 per share as compared to $0.05 loss per share in the comparable 2006 period.  Net loss, including discontinued operations for the 2007 second quarter, was $2.8 million, or a net loss per share of $0.04, as compared to a net loss of $4.2 million or net loss per share of $0.06 in the second quarter 2006.

Commenting further, Andrews said, “With a solid diagnostic services platform in place, Clarient is now focused on driving novel markers from development to the anatomic pathology market. We refer to this strategic business initiative as Clarient’s novel marker program, and we are beginning to experience our first revenues from this initiative.   We believe we can sustain our growth in our core lab services while partnering with diagnostic and pharmaceutical companies to deliver new, effective tools that clarify critical patient management decisions.”

At June 30, 2007, the Company’s cash and cash equivalents were $2.6 million, as compared to $0.4 million at December 31, 2006.

Clarient will discuss second quarter 2007 results on a conference call and live web cast at 5:00 PM EDT today. Call information is available at http://www.clarientinc.com/investor.

About Clarient

Clarient combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide the services, resources and critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and drug development services available both onsite and over the web. Clarient is a Safeguard Scientifics, Inc. partner company. For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE), a holding company, builds value in growth-stage technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies. Safeguard participates in growth buyout financings, including corporate spin-outs and management buyouts, expansion financings, industry consolidations and early-stage financings.  www.safeguard.com

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The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company’s ability to continue to develop and expand its diagnostic services  business,  the Company’s ability to expand and maintain a successful sales and marketing organization, the Company’s ability to maintain compliance with financial and other covenants under its credit facilities, the Company’s ability to successfully complete a joint development agreement with Zeiss for the development of novel diagnostic tests, whether the conditions to payment of all or any portion of the contingent consideration from the Company’s sale of its instrument systems business are satisfied,  the continuation of favorable third party payer reimbursement for laboratory tests, the Company’s ability to obtain additional financing on acceptable terms or at all , unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Contact:
Matt Clawson	John Baldissera
Allen & Caron, Inc.	BPC Financial Marketing
(949) 474-4300	(800) 368-1217
matt@allencaron.com

TABLES FOLLOW

Clarient , Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue	$10,336	$6,366	$19,193	$11,881
Cost of revenue	5,496	3,434	10,572	6,699

Gross profit	4,840	$2,932	8,621	5,182

Gross margin	47%	46%	45%	44%

Selling, general and administrative expenses	7,120	6,071	14,135	11,965
Operating loss	(2,280)	(3,139)	(5,514)	(6,783)

Other expense and taxes, net	485	121	1,331	317
Loss from continuing operations	(2,765)	(3,260)	(6,845)	(7,100)

Income (loss) from discontinued operations, net of tax	(36)	(915)	5,361	(1,493)

Net loss	$(2,801)	$(4,175)	$(1,484)	$(8,593)

Basic and diluted income (loss) per common share:

Continuing operations	$(0.04)	$(0.05)	$(0.10)	$(0.11)

Discontinued operations	$0.00	$(0.01)	$0.08	$(0.02)

Net Income (loss)	$(0.04)	$(0.06)	$(0.02)	$(0.13)

Weighted average number of common shares outstanding	71,553,237	66,877,487	71,414,683	66,840,457

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Clarient , Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2007	2006

Cash and cash equivalents	$2,643	$448
Accounts receivable, net	9,768	8,851
Property and equipment, net	10,374	10,138
Other assets	1,657	7,593

Total assets	$24,442	$27,030

Total liabilities	$23,146	$25,870
Stockholders’ equity	1,296	1,160

Total liabilities and stockholders’ equity	$24,442	$27,030

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